EXHIBIT 99.1

FOR IMMEDIATE RELEASE
Contact: Mr. Leonard Szwajkowski
President and CEO
Telephone:  (773) 768-4800

ROYAL SAVINGS BANK ANNOUNCES CLOSURE OF
FRANKFORT, ILLINOIS AND SCHERERVILLE, INDIANA BRANCHES

Chicago, IL, March 25, 2009 – Royal Savings Bank, a subsidiary of Royal Financial, Inc. (OTC Bulletin Board:  RYFL.OB) (the “Company”), today announced plans to close its branches located at 19802 Harlem Avenue in Frankfort, Illinois and 713 U.S. Highway 41 in Schererville, Indiana on Tuesday, June 30, 2009.

“The closures are part of the company’s strategic plan to improve earnings by focusing on our community banking services in our primary markets.  We expect that this reduction of operating expenses will have a positive impact on the Bank’s and Company’s financial performance in fiscal 2010,” said Leonard Szwajkowski, President and Chief Executive Officer.

The Company expects to record a one-time charge to earnings of approximately $1.0 million in its fiscal year ending June 30, 2009 as a result.  The Company estimates that the branch closures will reduce the Bank’s annual operating expenses by approximately $490,000 beginning in fiscal 2010.  Each branch employs five people.  The Bank will reduce its workforce accordingly in conjunction with the closures.

As required under applicable law, the Federal Deposit Insurance Corporation (FDIC) has approved the Bank’s application to close the branches effective June 30, 2009, after which date all customer accounts and relationships will be transferred to and serviced by personnel located at one of the Bank’s remaining offices.

Royal Savings Bank offers a range of checking and savings products, a full line of home loans, and commercial lending solutions.  Royal Savings Bank has been operating continuously in the south and southeast communities of Chicago since 1887 and, effective June 30, 2009, will have two locations in southeast Chicago.

Special Note Regarding Forward-Looking Statements

Statements contained in this press release that are not historical facts may constitute forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations and future prospects of the Company include, but are not limited to, fluctuations in market rates of interest and loan and deposit pricing in the Company’s market areas; continued deterioration in asset quality due to a prolonged economic downturn in the greater Chicago metropolitan area, specifically in the real estate market in the Company’s market areas; legislative or regulatory changes; changes in monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board; adverse developments in the Company’s loan or investment portfolios; slower than anticipated growth of the Company’s business or unanticipated business declines; demand for loan products; deposit flows; competition; and changes in accounting principles, policies, and guidelines.  These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.  The Company assumes no obligation to update publicly any of these statements in light of future events unless required under the federal securities laws.